FOR RELEASE ON: July 20, 2017 at 0730 ET
CONTACT:
Sydney Siegmeth
VP Communications
Media ONLY Hotline: (480) 444-4000
Press@axon.com

Coco Brown
CEO The Athena Alliance
coco@athenaalliance.org
Axon Adds Cyber Security Expert Julie Cullivan to Board of
Directors
Athena Alliance helps Recruit Silicon Valley Tech Leader

SCOTTSDALE, AZ, July 20, 2017 – Axon (Nasdaq: AAXN), the global leader in connected law enforcement technologies, today announced the addition of Julie Anne Cullivan to its Board of Directors effective July 19, 2017.

Ms. Cullivan recently joined ForeScout Technologies, Inc., a leading Internet of Things (IoT) security company, as SVP, Business Operations and CIO where she is responsible for leading the cross functional initiatives and information security strategy to support the fast-growing company. Formerly EVP, Business Operations and CIO at FireEye, Inc., Ms. Cullivan was a member of the executive team that set the company’s strategy. With responsibility for both Business Operations and Information Technology, Ms. Cullivan helped scale FireEye from a private company with $80 million in revenue, through its successful IPO, to a global publicly traded company with revenues of over $700 million and a $2.7 billion valuation.

A thought leader in sales, channel, cloud, cyber security, and business digitization, she is adept at implementing innovative technology solutions to enable such strategic imperatives. Ms. Cullivan has held executive positions focused on sales, channel and marketing operations at Autodesk, McAfee, EMC, and Oracle. She is a recognized leader in the cyber-security field and a sought- after speaker on topics including women in security, security as a boardroom imperative, innovation, and building high impact teams. Ms. Cullivan has a B.S. degree in Finance from Santa Clara University and brings extensive business, information technology and cyber security expertise to the Axon Board.

“I’m extremely happy to welcome Ms. Cullivan to Axon’s Board of Directors,” said Axon CEO and founder Rick Smith. “Her combined extensive business, sales operations, IT and cyber security expertise brings huge value to the Axon Board of Directors. The value of such expertise can hardly be overstated at a time when our company continues to grow, expand and evolve.”

“I look forward to contributing to Axon’s success as the company continues on its mission to protect life,” said Julie Anne Cullivan. “I am most excited about how they are leveraging Artificial Intelligence and Cloud technologies to deliver on this vision.”

Axon believes that diversity at all levels of the business should reflect the diversity of society as a whole. The company proactively reached out to The Athena Alliance whose mission is to help enable gender diversity in the boardroom by directly connecting boards to top executive women. In the future, the board wishes to continue to enhance diversity on the board not just through gender, but through other factors as well.

About the Athena Alliance

The Athena Alliance is a national nonprofit organization dedicated to advancing gender diversity in the boardroom by directly connecting boards to the right powerhouse woman for their board. The Athena Alliance has a curated network of over 500 C-Level women from top tier companies. Sponsors include Autodesk, Intuit, OpenView Venture Partners, PwC and more. Founded in April 2016, the Athena Alliance is headquartered in Half Moon Bay, Calif. For more information, visit http://athenaalliance.org.

About Axon

The Axon network is a network of devices, apps, and people that helps law enforcement become smarter and safer. Our mission is to protect life. Our technologies give law enforcement the confidence, focus, and time they need to keep their communities safe. Our products impact every aspect of an officer’s day-to-day experience:

•
In the field - Our Smart Weapons offer a less-lethal intermediate use of force response and our body-worn and in-car cameras collect video evidence to capture the truth of an incident; and our mobile applications enable simple evidence collection.

•
At the station - Our secure, cloud-based digital evidence management solution allows officers and command staff to manage, review, share and process digital evidence using forensic, redaction, transcription, and other tools.

•	In the courtroom - Our solutions for prosecutors make collaborating across jurisdictions and agencies easy so that cases can be resolved quickly.

We work hard for those who put themselves in harm’s way for all of us. To date, there are more than 100,000 licensed users from around the world and more than 185,000 lives and countless dollars have been saved with the Axon network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737.

Axon, the “Axon Delta” logo, Axon Network, Smart Weapons, and Evidence.com are trademarks of Axon Enterprise, Inc., some of which are registered in the U.S. and other countries. For more information, visit www.axon.com/legal. All rights reserved.

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•	Axon on Twitter: https://twitter.com/axon_us

•	Axon on Facebook : https://www.facebook.com/Axon.ProtectLife/
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